Exhibit 23 (h) (v) (a)

     THIS AMENDMENT is made effective as of March 1, 2009, to the Master Feeder Participation Agreement (the “Agreement”), dated October 30, 2000, by and between SA Funds – Investment Trust (the “Trust”), a trust organized under the laws of the State of Delaware, on behalf of its SA International Small Company Fund (the “Fund”), and DFA Investment Dimensions Group Inc. (the “Company”), a corporation organized under the laws of the State of Maryland, on behalf of its International Small Company Portfolio (the “Portfolio”), with respect to the proposed investment by the Fund in the Portfolio.

     It is hereby agreed as follows:

Section 1. Except as modified hereby, the Agreement is confirmed in all respects. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Agreement.

Section 2. The Agreement is amended by deleting the language in paragraph (e) (“FISCAL YEAR”) set forth in Article II, Section 2.2 and adding the following language:

     (e) FISCAL YEAR. The fiscal year end of the Portfolio is June 30

Section 3. The Agreement is further amended by deleting the language in paragraph (d) (“PROXY VOTING”) set forth in Article III, Section 3.1 and adding the following language:

     (d) PROXY VOTING. The Trust agrees that on any matter on which a vote of holders of shares of the Portfolio is sought, and with respect to which the Fund is entitled to vote, the Trust will either seek instructions from the Fund’s shareholders with regard to the voting of all proxies with respect to shares of the Portfolio and vote such proxies only in accordance with such instructions, or vote the shares of the Portfolio held by the Fund in the same proportion as the vote of all other holders of shares of the Portfolio.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers, thereunder duly authorized, effective as of the date first written above.

SA FUNDS – INVESTMENT TRUST, on		DFA INVESTMENT DIMENSIONS GROUP
behalf of itself and the SA INTERNATIONAL		INC., on behalf of itself and the
SMALL COMPANY FUND, a series thereof		INTERNATIONAL SMALL COMPANY
PORTFOLIO, a series thereof

By:	/s/ Alexander Potts	By:	/s/ Catherine L. Newell
Name:	Alexander Potts	Name:	Catherine L. Newell
Title:	President	Title:	Vice President and Secretary